RIGHT OF FIRST REFUSAL AGREEMENT

                         AN AGREEMENT made the 28th day of February 1994
Between:

                (1) US ORDER INC, a company incorporated in Delaware USA with its registered office at 13873 Park Center Road, Suite 230, Herndon, Virginia 22071
                         ("Grantor"); and

                (2) TECHNOLOGY RESOURCES INDUSTRIES BHD, a company incorporated in Malaysia with its registered office at 23rd Floor, Menara TR, 161B Jalan Ampang, 50450 Kuala Lumpur ("Grantee").

                         WHEREAS:

A. WORLDCORP INC ("WC") is a significant shareholder in the Grantor while the Grantee is presently a significant shareholder in MALAYSIAN HELICOPTER SERVICES BHD ("MHS").

B. The Grantor is the registered and beneficial owner of the Licensed Technology (as hereinafter defined).

C. It is a condition of a Stock Purchase Agreement dated 30 October 1993 between WORLD AIRWAYS INC, WC and MHS ("Stock Purchase Agreement") that the Grantor shall grant to the Grantee a right of first refusal to become the exclusive licensee of the Patent in Malaysia.

D. The Grantee was induced to cause MHS to enter into the Stock Purchase Agreement by WC's covenant that it shall cause the Grantor to enter into this Agreement with the Grantee.

E. Pursuant thereto the Grantor now agrees to grant to the Grantee the right of first refusal upon the terms and subject to the conditions hereinafter contained.

                         IT IS AGREED as follows:-


1.                       DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:-

                         "Bona Fide Offer" means any offer, in writing, including all the terms thereof, to license the Licensed Technology in Malaysia:

                         "Licensee" means the sole and exclusive licensee of the Licensed Technology in Malaysia;

                         "Licensed Technology" means all intellectual property rights of Grantor including, without limitation, all patent (including the Patent), copyright, trademark, trade secret and any other intellectual property right held by Grantor in any jurisdiction in connection with Grantor's current application and operating system software for both front-end terminal devices as well as the back-end

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                         host and any communications in-between, together
                         with all updates and derivative works;

                         "Patent" means that certain "Automated Order and Payment System" patent, United States Patent Number 4,947,028, granted August 7, 1990, and the Reexamination Certificate issued June 8, 1993, for an automated order and payment system for use by consumers to rapidly order products and services from any location at which the consumer is present at the time of ordering (See Attachment 1 hereto);

1.2 Words importing the singular include the plural and vice-versa, words importing a gender include every gender and references to persons include bodies corporate and unincorporate.

1.3 The headings to the Clauses and Schedules of this Agreement are for convenience only and have no legal effect. All references to Recitals, Clauses and Schedules are to recitals of, clauses in and schedules to this Agreement.


2.                       RIGHT OF FIRST REFUSAL

2.1 In the event that Grantor wishes to license the Licensed Technology in Malaysia, and Grantor has received from a third party (herein, a "Licensee"), a Bona Fide Offer to license Grantor's Licensed Technology in Malaysia, Grantor shall, before granting any such license, offer to Grantee the right of first refusal to license the Licensed Technology and on the following terms and conditions:-

                         (a) Grantor shall provide written notice (the "License Notification") to Grantee of the Bona Fide Offer to license Grantor's Licensed Technology. The License Notification shall (i) include a copy of the Bona Fide Offer setting forth all of the terms of the proposed license; (ii) include the terms of any transactions between the Grantor and the proposed licensee that reasonably could be expected to influence the terms of the license; and
                                 (iii) offer to license the Licensed
                                 Technology to Grantee first on the same
                                 terms as set forth in the Bona Fide Offer.


                         (b) If Grantee decides to license the Licensed Technology according to the terms of the Bona Fide Offer, Grantee shall, within twenty one (21) days of receipt of the License Notification (i) notify the Grantor, in writing, of Grantee's intent to exercise its right of first refusal to license the Licensed Technology, and (ii) offer, in writing, to license the Licensed Technology on the same terms set forth in

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                                 the Bona Fide Offer (hereinafter referred
                                 to as the "First Refusal Offer").

                         (c) Grantee's failure to provide Grantor with a First Refusal Offer in accordance with the provisions of paragraph 2(b) of this Clause 2 shall constitute a waiver of Grantee's right of first refusal with respect to the license of the Licensed Technology for a period of sixty (60) days from the expiration of the twenty one (21) day period specified in paragraph 2(b) of this Clause 2 for the sole purpose of permitting the Grantor to accept the Bona fide Offer on the exact terms set forth therein. Grantee's right of first refusal shall reattach to the Licensed Technology subject to the Bona Fide Offer in the event the Bona Fide Offer is not so accepted within such sixty (60) day period.

                         (d)     If Grantee has agreed to license the
                                 Licensed Technology according to the exact terms of the Bona Fide Offer or Grantor has accepted the First Refusal Offer, Grantor shall, within ten (10) days of such acceptance or receipt of the First Refusal Offer, whichever occurs first, execute a written license agreement and remit to Grantee any payments due under said license to Grantor.

2.1 Nothing in this Clause 2 shall preclude Grantee from making an offer to Grantor to license Grantor's Licensed Technology, even if Grantor has not received a Bona Fide Offer from a third party. In the event Grantee desires to license Grantor's Licensed Technology, Grantee shall so notify Grantor in writing and Grantor and Grantee shall promptly negotiate, execute and deliver license agreement covering the Licensed Technology in a form mutually acceptable to Grantor and Grantee.


3.                       WARRANTIES

3.1 The Grantor warrants and represents to and undertakes with the Grantee as follows:-

                         (a) that it is the registered and beneficial owner of the Patent; and

                         (b) that until the expiry of the right of first refusal set forth in Clause 2 hereof, the Grantor shall not grant any license in respect of the Licensed Technology to any other person in Malaysia without first following the procedures set forth in Clause 2 hereof.

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3.2                      The Grantor undertakes with the Grantee that it
shall indemnify and keep the Grantee fully indemnified against any damages, losses, costs (including legal costs on a solicitor and client basis) and expenses which the Grantee may suffer or incur in connection with or arising from any breach (es) by the Grantor of any of its obligations or warranties herein.


4.                       SPECIFIC PERFORMANCE

4.1 In the event of a breach of any of the provisions of this Agreement by any party, the other party shall be entitled to the right of specific performance and it is hereby agreed that in such event an alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for such breach.


5.                       NOTICE

5.1 Any notice or communication to be given under this Agreement shall either be delivered personally, sent by registered post or by telex. The address for service of each Party shall be those addressed mentioned above or as notified to the other from time to time. A notice shall be deemed to have been served as follows:-

                         (a)     if personally delivered, at the time of
                                 delivery;

                         (b)     if posted, at the expiration of fourteen
                                 (14) days after the envelope containing the notice was delivered into the custody of the postal authorities; or

                         (c) if sent by telex, on receipt by the sender of the answer back code of the addressee after transmission of the telex.

5.2 In proving such service it shall be sufficient to prove that personal delivery was made, that the envelope containing such notice was properly addressed and delivered to the appropriate postal authority as a prepaid registered letter, or that the telex was sent to the telex number as notified by the recipient to the other party to this Agreement.


6.                       MISCELLANEOUS


6.1                      ENTIRE CONTRACT

                         This Agreement constitutes the entire agreement and
understanding between the parties in connection with the subject matter described herein.

6.2                      AMENDMENT


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                         No modification or alteration of, or addition to
any of the provisions of this Agreement shall be made unless agreed to by all the Parties in writing.

6.3                      WAIVER

                         A party may exercise a right, power or remedy at
its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party shall not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise, or any delay in exercising a right, power or remedy shall not prevent its exercise and shall not amount to a waiver.


6.4                      RELEASE

                         Any liability to a party under this Agreement may
in whole or in part be released compounded or compromised or time and indulgence given by that party in its absolute discretion as regards the other party under such liability without in any way prejudicing of affecting its rights against that other party in respect of the same or a like liability or otherwise.


6.5                      BINDING EFFECT

                         This Agreement shall be binding on and shall ensure
for the benefit of each party's successors and assigns.


6.6                      COSTS

                         Each party shall bear its own legal costs incurred
in relation to the preparation of this Agreement.


6.7                      TIME OF THE ESSENCE

                         Time for the performance of the obligations under
this Agreement shall be of the essence in this Agreement.


6.8                      GOVERNING LAW

                         This Agreement shall be governed by and interpreted
in accordance with the laws of Malaysia, and the parties consent to the non-exclusive jurisdiction of the courts in Malaysia.

6.9                      SEVERABILITY

                         In the event that any one or more provisions of
this Agreement shall be determined to be illegal or unenforceable by any court of law or other competent authority, such provision shall be ineffective to the extent of such illegality or unenforceability, without invalidating the remaining provisions hereof.

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6.10                     FURTHER ASSURANCE

                         At the request of the other, a party shall, at its
own expense, execute the documents and do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it.


6.11                     ASSIGNMENT

                         The Grantee shall be at liberty to assign or
transfer in whole or in part its rights, interest and benefit in and under this Agreement to any person.


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                         IN WITNESS WHEREOF the duly authorised
representatives of the parties have executed this Agreement on the date first above-written.



Signed by       William F. Gorog                  )
                                                  ) /s/ William F. Gorog
for and on behalf of                              )
US ORDER INC                                      )
in the presence of:-                              )
/s/ Fraser Bullock








Signed by       Tajudin Ramli                     ) /s/ Tajudin Ramli
                                                  )
for and on behalf of                              )
TECHNOLOGY RESOURCES INDUSTRIES BHD               )
in the presence of:-                              )